Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-101264) of Comcast Corporation (formerly AT&T Comcast Corporation) of our report dated April 29, 2002 related to the balance sheet of Comcast Corporation as of December 31, 2001, appearing in Comcast Corporation's Current Report on Form 8-K/A dated November 18, 2002 filed on December 16, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
January 27, 2003